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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                                 AMENDMENT NO. 1

                                       TO

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

W.R. Hambrecht/QIC, LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o W.R. Hambrecht + Co., Inc.
539 Bryant Street, Suite 100
--------------------------------------------------------------------------------
                                    (Street)

San Francisco                      CA                  94107
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     May 6, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Quinton Cardiology Systems, Inc. (QUIN)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     May 2, 2002
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            5,056,215                     D(1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).


                                                               PAGE 1 of 5(Over)
                                                                 SEC 1475 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

     (1) W.R. Hambrecht/QIC, LLC ("QIC") is managed by W.R. Hambrecht/QIC Management, LLC, of which W.R. Hambrecht + Co., LLC (the "LLC") is a manager and member and has voting and investment power over the shares of the Issuer held by QIC. William R. Hambrecht is also a member of QIC. As of March 31, 2002, Mr. Hambrecht had a 16.8% ownership interest in W.R. Hambrecht + Co., Inc., the corporation that owns 100% of the LLC. Mr. Hambrecht and the LLC disclaim beneficial ownership of all 5,056,215 shares of the Issuer directly held by QIC except to the extent of their respective pecuniary interest therein.

     (2) This Amendment No. 1 to Form 3 is being filed to amend the Date of Event requiring the filing of this Form 3, by the reporting persons, to May 6, 2002.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided in insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

W.R. Hambrecht/QIC, LLC


/s/ William R. Hambrecht                                    5/6/2002
---------------------------------------------            -----------------------
By: W.R. Hambrecht/QIC Management, LLC                         Date
Its: Manager
By: W.R. Hambrecht + Co., LLC
Its: Manager
By: William R. Hambrecht
Its: Chief Executive Officer
                                                                     PAGE 2 OF 5
                                                                 SEC 1475 (3-99)

                            Joint Filer Information

Name:                      W.R. Hambrecht + Co., LLC

Address:                   539 Bryant Street
                           Suite 100
                           San Francisco, CA 94107

Designated
Filer:                     W.R. Hambrecht/QIC, LLC

Issuer and
Ticker Symbol:             Quinton Cardiology Systems, Inc. (QUIN)

Date of Event
Requiring Statement:        May 6, 2002

Date of Initial
Filing for Which
This Amendment is
Being Filed:               May 2, 2002

Relationship to Issuer:  10% Owner

Signature:                  W.R. Hambrecht + Co, LLC

                           /s/ William R. Hambrecht
                           Name: William R. Hambrecht
                           Title:  Chief Executive Officer

                             Joint Filer Information

Name:                      William R. Hambrecht

Address:                   539 Bryant Street
                           Suite 100
                           San Francisco, CA 94107

Designated
Filer:                     W.R. Hambrecht/QIC, LLC

Issuer and
Ticker Symbol:             Quinton Cardiology Systems, Inc. (QUIN)

Date of Event
Requiring Statement:       May 6, 2002

Date of Initial
Filing For Which
This Amendment is
Being Filed:               May 2, 2002

Relationship to Issuer:  Director and 10% Owner

Signature:                  /s/ William R. Hambrecht
                           William R. Hambrecht

                             Joint Filer Information

Name:                      W.R. Hambrecht/QIC Management, LLC

Address:                   539 Bryant Street
                           Suite 100
                           San Francisco, CA 94107

Designated
Filer:                     W.R. Hambrecht/QIC, LLC

Issuer and
Ticker Symbol:             Quinton Cardiology Systems, Inc. (QUIN)

Date of Event
Requiring Statement:        May 6, 2002

Date of Initial
Filing For Which
This Amendment is
Being Filed:               May 2, 2002

Relationship to Issuer:  10% Owner

Signature:                  W.R. Hambrecht/QIC Management, LLC

                           /s/ William R. Hambrecht

                           By: W.R. Hambrecht + Co, LLC
                           Its: Manager

                           By:  William R. Hambrecht
                           Its:   Chief Executive Officer